Exhibit 99.1

NEOGENOMICS, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics Reports 142% Revenue Growth to $60.8 Million and a Record $9.6 Million in Cash Flow from Operations in the Third Quarter of 2016

Acceleration in Cash Flow Creating Additional Financial Flexibility

Ft. Myers, Florida – October 26, 2016 - NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of cancer-focused genetic testing services, today reported its results for the third quarter of 2016.

Third Quarter 2016 Highlights:

•	142% increase in consolidated revenue to $60.8 million
•	150% increase in clinical genetic testing volume(1)
•	Diluted EPS of ($0.07) per share and Adjusted Diluted EPS(2) of $0.04 per share
•	Year-to-date cash flow from operations of $21.7 million

Consolidated revenue for the third quarter was $60.8 million, an increase of 142% over the same period last year. Clinical genetic test volume(1) grew 150% driven by the inclusion of Clarient’s results in the consolidated total.  Average revenue-per-test for clinical genetic tests decreased by 5.5% year over year to $385, primarily due to the inclusion of Clarient’s lower average reimbursement rate per test in the combined test mix.

Consolidated gross margin for the quarter was 45.0% as compared to 44.5% in last year’s third quarter.  Gross margin improved due to a 6.2% reduction in average cost-of-goods-sold per clinical genetic test (“Cost per Test”) compared to the third quarter of 2015.

Consolidated operating expenses increased by $14.9 million, or 135%, from Quarter 3 2015, primarily as a result of the Clarient acquisition.  Non-cash amortization of intangibles related to the Clarient acquisition and non-cash stock-based compensation expenses accounted for $2.5 million of this increase.

Interest expense for the quarter increased by $1.2 million from the third quarter of 2015 as a result of the bank debt incurred to finance the Clarient acquisition.  Cash provided by operating activities in Quarter 3 was $9.6 million, a new quarterly record for NeoGenomics.

Net loss in Quarter 3 was ($67,000), versus a net loss of ($125,000) in last year’s third quarter.  Diluted loss per share was ($0.07) in Quarter 3, versus ($0.00) per share in last year’s third quarter.

Adjusted EBITDA(2) was $9.1 million in the third quarter, an increase of 224% over the prior year.  Adjusted Net Income(2) was $3.4 million, a 302% increase over the prior year.  Adjusted Diluted EPS(2) was $0.04 per share, versus $0.01 per share in Quarter 3 2015.

Douglas M. VanOort, the Company’s Chairman and CEO, commented, “We are particularly pleased with our Clinical Division performance in Quarter 3.  We began migrating Clarient clients to the NeoGenomics Laboratory Information System (LIS) in July with a goal of 100% client retention.  Our Sales and Operating Teams have been working tirelessly to make this happen.  Their efforts are paying off, as half of the Clarient accounts have now been successfully migrated and retention rates are outstanding.   We expect to finish this migration process in the fourth quarter and are looking forward to moving our focus back to closing the large number of accounts in our sales pipeline.”

Mr. VanOort continued, “Our Pharma Services Division continues to make very good progress, although revenue levels can fluctuate somewhat on a quarter to quarter basis.  We are managing important projects with many of the leading pharmaceutical companies in the world, and are adding new clients and developing a robust pipeline of opportunities.  As a result, we expect Pharma Services revenue to increase substantially in Quarter 4.  There are many promising new therapeutics being developed in Oncology, and we see great growth potential for our services.  We are adding to our capabilities with new resources and technologies, and expect to offer international lab services to pharma clients in the first half of next year.”

“The consolidation of our two Orange County, California facilities is on schedule to be completed in the next four months.  While we drove cost-per-test to its lowest level ever in Quarter 3, we expect to make significantly more gains when our Orange County teams are together in one state-of-the-art laboratory facility early next year.  Even now, synergy-related improvements in productivity and efficiency have driven Adjusted EBITDA margin to a record 15% of revenue.  Importantly, cash flow from operations increased to a record $9.6 million in Quarter 3 from $5.2 million in Quarter 2, and our cash balance increased by $7.1 million in the quarter.  This acceleration in financial strength provides us with increasing flexibility to pursue strategic initiatives and/or redeem our preferred stock with internally generated cash flow and incremental bank financing.”

Mr. VanOort concluded, “As we finish 2016, I am enormously proud of our people and what they have accomplished in the ten months since we closed the Clarient acquisition.  It’s a challenge to acquire a company larger than your own and then integrate the operations in a timely manner, but we are on track to do just that.  The integration risks are now subsiding rapidly, and we are extremely excited about our prospects for 2017.”

Full-Year 2016 Financial Outlook:

NeoGenomics also revised its guidance for fiscal year 2016 today by narrowing the ranges for consolidated revenue to $245 - $250 million and Adjusted EBITDA(2) to $36-38 million, but increasing the ranges for Adjusted Net Income(2) to $13 - $15 million (previously $8 - 13 million) and Adjusted Diluted EPS(2) to $0.14 - $0.16 per share (previously $0.08-$0.13 per share).  The Company expects GAAP Diluted EPS to be a loss of ($0.28) – ($0.27) per share.  Please also refer to the tables reconciling forecasted Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA to their closest GAAP equivalents in the section of this report entitled “Reconciliation of Non-GAAP Financial Guidance to Corresponding GAAP Measures”.

The Company reserves the right to adjust this guidance at any time based on the ongoing execution of its business plan.  Current and prospective investors are encouraged to perform their own due diligence before buying or selling any of the Company’s securities, and are reminded that the foregoing estimates should not be construed as a guarantee of future performance.

_____________________

(1)	Clinical genetic tests exclude tests performed for Pharma Services customers and tests performed by PathLogic.

(2)

NeoGenomics has provided adjusted financial information that has not been prepared in accordance with GAAP, including “Adjusted EBITDA”, “Adjusted Net Income”, and “Adjusted EPS”.  Each of these measures is defined in the section of this report entitled “Non-GAAP Financial Measures”, and the basis for using these measures is explained in the section entitled “Basis for Non-GAAP Adjustments”.  See also the tables reconciling such measures to their closest GAAP equivalent.

Conference Call

The Company has scheduled a web-cast and conference call to discuss their Q3 2016 results on Wednesday, October 26, 2016 at 11:00 AM EDT.  Interested investors should dial (877) 407-8035 (domestic) and (201) 689-8035 (international) at least five minutes prior to the call.  A replay of the conference call will be available until 11:59 PM on November 9, 2016 and can be accessed by dialing (877) 481-4010 (domestic) and (919) 882-2331 (international).  The playback conference ID Number is 10095.

The web-cast may be accessed under the Investor Relations section of our website at http://neogenomics.com/ or http://investorcalendar.com/IC/CEPage.asp?ID=175326.  An archive of the web-cast will be available until 11:59 PM on January 26, 2017.

About NeoGenomics, Inc.

NeoGenomics, Inc. specializes in cancer genetics testing and information services.  The Company provides one of the most comprehensive oncology-focused testing menus in the world for Physicians to help them diagnose and treat cancer.  The Company’s Pharma Services division serves pharmaceutical clients in clinical trials and drug development.

Headquartered in Fort Myers, FL, NeoGenomics operates CLIA certified laboratories in Aliso Viejo, Fresno, Irvine, and West Sacramento, California; Tampa and Fort Myers, Florida; Houston, Texas and Nashville, Tennessee.  NeoGenomics serves the needs of pathologists, oncologists, academic centers, hospital systems, pharmaceutical firms, integrated service delivery networks, and managed care organizations throughout the United States. For additional information about NeoGenomics, visit http://neogenomics.com/.

Forward Looking Statements

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including the information set forth in the “Full-Year 2016 Financial Outlook”.  These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements as the result of the Company’s ability to continue gaining new customers, offer new types of tests, integrate its acquisition of the Clarient business, and otherwise implement its business plan, as well as additional factors discussed under the heading “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2016 as amended on April 18, 2016.  As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC.  In addition, it is the Company’s practice to make information about the Company available by posting copies of its Company Overview Presentation from time to time on the Investor Relations section of its website at http://ir.neogenomics.com/.

Forward-looking statements represent the Company’s estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing the Company’s estimates as of any subsequent date.  While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change.

For further information, please contact:

NeoGenomics, Inc.

Steven C. Jones

Director of Investor Relations

(239) 325-2001

sjones@neogenomics.com

NeoGenomics, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

ASSETS	September 30, 2016	December 31, 2015
Cash and cash equivalents	$28,935	$23,420
Accounts receivable (net of allowance for doubtful accounts of $11,056 and $4,759, respectively)	50,184	48,943
Inventory	5,952	5,108
Other current assets	7,488	4,889
Total current assets	92,559	82,360

Property and equipment (net of accumulated depreciation of $37,840 and $26,534, respectively)	34,169	34,577
Intangible assets, net	82,346	87,800
Goodwill	146,179	146,421
Other assets	174	129
TOTAL ASSETS	$355,427	$351,287

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Accounts payable and other current liabilities	$29,746	$26,055
Short term portion of capital leases and senior debt	5,646	14,003
Total Current liabilities	35,392	40,058

Long-term Liabilities:
Long term portion of capital leases and senior debt	57,706	57,376
Deferred income tax liability, net	16,237	15,741
Total long-term liabilities	73,943	73,117

TOTAL LIABILITIES	109,335	113,175

Series A Redeemable Convertible Preferred Stock	45,302	28,602
Total Stockholders' equity	200,790	209,510
TOTAL LIABILITIES, SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY	$355,427	$351,287

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Net Revenue
Clinical testing	$55,739	$24,875	$166,674	$71,770
Pharma services	5,022	251	16,919	753
Total Revenue	60,761	25,126	183,593	72,523

Cost of revenue	33,416	13,955	100,471	40,995
Gross Profit	27,345	11,171	83,122	31,528

Operating expenses:
General and administrative	19,025	7,438	55,810	21,036
Research and development	967	871	3,719	2,342
Sales and marketing	5,958	2,748	18,084	8,569
Total operating expenses	25,950	11,057	77,613	31,947
Income (Loss) From Operations	1,395	114	5,509	(419)

Interest expense	1,468	239	4,509	623
Income (loss) before taxes	(73)	(125)	1,000	(1,042)
Income tax expense	(6)	—	500	20
Net Income (Loss)	(67)	(125)	500	(1,062)

Deemed dividends on preferred stock	1,840	—	5,520	—
Amortization of preferred stock beneficial conversion feature	3,727	—	11,180	—
Net (Loss) Attributable to Common Stockholders	$(5,634)	$(125)	$(16,200)	$(1,062)

Loss per Common Share:
Basic	$(0.07)	$(0.00)	$(0.21)	$(0.02)
Diluted	$(0.07)	$(0.00)	$(0.21)	$(0.02)

Weighted Average Shares Used in Computation of Earnings per Common Share:
Basic	78,145	60,537	77,224	60,414
Diluted	78,145	60,537	77,224	60,414

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	For the Nine Months Ended September 30,
CASH FLOWS FROM OPERATING ACTIVITIES	2016	2015
Net income (loss)	$500	$(1,062)
Adjs. to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	11,550	4,971
Amortization of debt issue costs	532	-
Amortization of intangible assets	5,454	283
Non-cash warrant and stock based compensation	4,024	1,907
Provision for bad debts	8,183	1,849
Changes in assets and liabilities, net	(8,525)	(3,676)
NET CASH PROVIDED BY OPERATING ACTIVITIES	21,718	4,272

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(5,328)	(1,682)
NET CASH USED IN INVESTING ACTIVITIES	(5,328)	(1,682)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments to revolving credit facility, net	(10,044)	-
Repayment of term loan	(413)	-
Repayment of capital lease obligations, loans	(3,874)	(2,912)
Issuance of common stock	3,684	599
Payments of equity issue costs	(228)	-
NET CASH USED IN FINANCING ACTIVITIES	(10,875)	(2,313)

NET INCREASE IN CASH AND CASH EQUIVALENTS	5,515	277

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	23,420	33,689
CASH AND CASH EQUIVALENTS, END OF PERIOD	$28,935	$33,966

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$3,993	$672
Income taxes paid	$228	$20

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING INFORMATION:
Equipment acquired under capital lease obligations/loans	$4,907	$4,377

Use of non-GAAP Financial Measures

The Company’s financial results and financial guidance are provided in accordance with accounting principles generally accepted in the United States of America (GAAP) and using certain non-GAAP financial measures.  Management believes that presentation of operating results using non-GAAP financial measures provides useful supplemental information to investors and facilitates the analysis of the Company’s core operating results and comparison of core operating results across reporting periods.  Management also uses non-GAAP financial measures for financial and operational decision making, planning and forecasting purposes and to manage the Company’s business. Management believes that these non-GAAP financial measures enable investors to evaluate our operating results and future prospects in the same manner as management.  The non-GAAP financial measures do not replace the presentation of GAAP financial results and should only be used as a supplement to and not as a substitute for the Company’s financial results presented in accordance with GAAP.  There are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of the Company’s recorded costs against its net revenue.  In addition, the Company’s definition of the non-GAAP financial measures below may differ from non-GAAP measures used by other companies.

Definitions of Non-GAAP Measures

Non – GAAP Adjusted EBITDA

“Adjusted EBITDA” is defined by NeoGenomics as net income from continuing operations before: (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense, (iv) non-cash, stock-based compensation expense, and if applicable in a reporting period (v) acquisition related transaction expenses and other significant non-recurring or non-operating (income) or expenses.

Non – GAAP Adjusted Net Income

“Adjusted Net Income” is defined by NeoGenomics as net income available to common shareholders from continuing operations plus: (i) non-cash amortization of customer lists and other intangible assets, (ii) non-cash, stock-based compensation expense, (iii) non-cash deemed dividends on preferred stock, (iv) non-cash amortization of preferred stock beneficial conversion feature, and if applicable in a reporting period (v) acquisition related transaction expenses and other significant non-recurring or non-operating (income) or expenses.

Non-GAAP Adjusted EPS

“Adjusted EPS” is defined by NeoGenomics as Adjusted Net Income divided by Adjusted Basic Shares (Adjusted Basic EPS) and Adjusted Diluted Shares outstanding (Adjusted Diluted EPS).  Adjusted Basic Shares and Adjusted Diluted Shares include the weighted average number of common shares that would be outstanding if the preferred stock were converted into common stock on the original issue date based on the number of days such common shares would have been outstanding in the reporting period.  In addition, If GAAP Net Income is negative and Adjusted Net Income is positive, Adjusted Diluted Shares will also include any options or warrants that would be outstanding as dilutive instruments using the treasury stock method.

Basis for Non-GAAP Adjustments

NeoGenomics basis for excluding certain expenses (income) from GAAP financial measures, are outlined below:

•

Amortization of intangible assets –The intangible assets that give rise to this amortization expense relate to acquisitions, and the amounts allocated to such intangible assets and the terms of amortization vary by acquisition and type of asset.  NeoGenomics excludes these items to provide a consistent basis for comparing operating results across reporting periods, pre and post-acquisition.

•

Stock-based compensation expenses – Because many of the company’s full-time physicians reside in California, state regulations against the corporate practice of medicine require us to retain their professional service corporations rather than hire them as employees.   GAAP provides that variable stock based compensation treatment be applied for non-employee service providers. This variable accounting treatment can cause significant fluctuations in quarterly expense based on changes in the Company’s stock price from one quarter to the next and result in large positive or negative impacts to total operating expenses.  Without adjusting for these non-cash expenses, the Company believes it would be difficult to compare financial results from core operations across reporting periods on a consistent basis.

•

Deemed dividends on preferred stock – GAAP accounting for the unique structure of the Series A Redeemable Preferred Stock requires the Company to assume that such preferred stock will be outstanding for its entire ten year term.   In addition, GAAP requires that the escalating preferred dividend rate over time be accelerated for accounting purposes and amortized on a straight-line basis over the ten-year life of the instrument, irrespective of the minimal contractual requirements for “paid in kind” stock dividends in the early years.  Since such implied dividends are not paid in cash, and since the Company believes that such preferred stock will be redeemed within the first three years it is outstanding, before any significant dividends have accrued under the contractual terms, the Company believes these non-cash expenses are not meaningful in evaluating the operating performance of the Company and it would be misleading to not adjust for such expenses across reporting periods.

•

Amortization of preferred stock beneficial conversion feature – This non-cash expense is also a direct result of the complex GAAP accounting requirements for our Series A Redeemable Preferred Stock.  The Company believes this expense is not meaningful in evaluating the operating performance of the Company, distorts comparisons across reporting periods, and that it would be misleading to not adjust for such expenses across reporting periods.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Adjusted EBITDA

(Unaudited, in thousands)

	For the three months ended September 30,		For the nine months ended September 30,
	2016	2015	2016	2015
Net Income (Loss) (per GAAP)	$(67)	$(125)	$500	$(1,062)
Adjustments to Net Income (Loss):
Interest expense	1,468	239	4,509	623
Income tax expense	(6)	—	500	20
Amortization of intangibles	1,818	93	5,454	283
Depreciation	4,222	1,722	11,550	4,971
EBITDA	7,435	1,929	22,513	4,835
Further Adjustments to EBITDA:
Non-cash stock based compensation	1,686	887	4,024	1,907
Adjusted EBITDA (non-GAAP)	$9,121	$2,816	$26,537	$6,742

Reconciliation of GAAP Net Income Available to Common Stockholders to Non-GAAP Adjusted Net Income and GAAP Earnings per Share to Non-GAAP Adjusted Earnings per Share

(Unaudited, in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Net (loss) available to common stockholders (GAAP)	$(5,634)	$(125)	$(16,200)	$(1,062)
Adjustments to Net Loss:
Amortization of intangibles	1,818	93	5,454	283
Non-cash stock based compensation expenses	1,686	887	4,024	1,907
Deemed dividends on preferred stock	1,840	—	5,520	—
Amortization of preferred stock beneficial conversion feature	3,727	—	11,180	—
Adjusted net income (non-GAAP)	$3,437	$855	$9,978	$1,128

Net loss per common share (GAAP)
Diluted EPS	$(0.07)	$(0.00)	$(0.21)	$(0.02)
Adjustments to diluted loss per Share:
Amortization of intangibles	0.02	—	0.06	0.01
Non-cash stock based compensation expenses	0.02	0.01	0.04	0.03
Deemed dividends on preferred stock	0.02	—	0.06	—
Amortization of preferred stock beneficial conversion feature	0.04	—	0.12	—
Impact of including preferred shares and stock options/warrants in Adj. Diluted Shares(3)	0.01	—	0.04	—
Adjusted Diluted EPS (non-GAAP)	$0.04	$0.01	$0.11	$0.02

Weighted average shares used in computation of adjusted diluted earnings per share:
Diluted Common Shares (GAAP)	78,145	60,537	77,224	60,414
Options and warrants not included in GAAP Diluted Shares (using treasury stock method)	2,052	3,344	1,685	2,804
Weighted Avg. Preferred Shares (as converted)	14,667	—	14,667	—
Adjusted Diluted Shares outstanding (non-GAAP)	94,864	63,881	93,576	63,218

_____________________

(3)

This adjustment compensates for the effects of including the Series A Preferred Shares on an as-converted basis and the treasury stock impact of outstanding stock options and warrants in the Adjusted Diluted Shares outstanding, both of which are not included in GAAP Diluted Shares outstanding.

Reconciliation of Non-GAAP Financial Guidance to Corresponding GAAP Measures

2016 net income available to common stockholders calculated in accordance with GAAP will be impacted by certain non-cash charges, including: (i) expenses related to variable stock-based compensation, (ii) approximately $7.3 million of expense related to the amortization of customers lists and other intangibles from the Path Logic and Clarient acquisitions, (iii) approximately $7.4 million of deemed preferred stock dividends, and (iv) approximately $14.9 million of related to the amortization of the beneficial conversion feature related to the preferred stock issued in connection with the Clarient acquisition.  These non-cash charges have been included in GAAP net income (loss) available to common shareholders and GAAP net income (loss) per share; however, they have been removed from Adjusted Net Income and Adjusted Diluted Net Income per Share.

The following table reconciles our 2016 outlook for Net Income, EBITDA and EPS to the corresponding non-GAAP measures of Adjusted Net Income, Adjusted EDITDA and Adjusted EPS:

($, 000’s)	Low Range	High Range
Net (Loss) available to common stockholders (GAAP)	$(22,000)	$(20,600)
Amortization of intangibles	7,300	7,300
Non-cash stock based compensation expense (4)	5,700	5,800
Preferred stock dividends and amortization of BCF	22,300	22,300
Adjusted Net Income (Non-GAAP)	13,300	14,800
Interest and taxes	6,700	7,200
Depreciation	16,000	16,000
Adjusted EBITDA (Non-GAAP)	$36,000	$38,000

Net loss per common share (GAAP)
Diluted EPS	$(0.28)	$(0.27)
Adjustments to diluted loss per Share:
Amortization of intangibles	0.08	0.08
Non-cash stock based compensation expenses	0.06	0.06
Preferred stock dividends and amortization of BCF	0.24	0.24
Impact of including preferred shares and stock options/warrants in Adj. Diluted Shares(3)	0.04	0.05
Adjusted Diluted EPS (non-GAAP):	$0.14	$0.16

Adjusted Diluted Shares outstanding (non-GAAP)(5)	93,576	93,576

_____________________

(4)	Forecasts of non-cash stock-based compensation expense assume consistency in the Company’s stock price for the remainder of the year and no further stock-based awards requiring variable accounting.

(5)	Full-year Adjusted Diluted Shares outstanding assumed to equal Adjusted Diluted Shares for the period ending September 30, 2016.

Supplemental Information on

Clinical Genetic(1) Requisitions Received, Tests Performed, Revenue and Cost of Revenue

(unaudited, in thousands, except test & requisition data and per test & per requisition data)

	For the Three-Months Ended September 30,			For the Nine-Months Ended September 30,
Consolidated	2016	2015	% Change	2016	2015	% Change
Requisitions received (cases)	90,297	35,158	156.8%	269,916	100,402	168.8%
Number of tests performed	140,089	56,111	149.7%	415,815	159,859	160.1%
Average number of tests/requisition	1.55	1.60	(3.1%)	1.54	1.59	(3.1%)

Total clinical genetic testing revenue	$53,887	$22,847	135.9%	$160,886	$65,461	145.8%
Average revenue/requisition	$597	$650	(8.2%)	$596	$652	(8.6%)
Average revenue/test	$385	$407	(5.4%)	$387	$409	(5.4%)

Cost of revenue	$28,578	$12,198	134.3%	$85,499	$35,612	140.1%
Average cost/requisition	$316	$347	(8.9%)	$317	$355	(10.7%)
Average cost/test	$204	$217	(6.2%)	$206	$223	(7.6%)

Supplemental Information on

PathLogic Requisitions Received, Tests Performed, Revenue and Cost of Revenue

(unaudited, in thousands, except requisition data and revenue & cost per requisition)

	For the Three-Months Ended September 30,			For the Nine-Months Ended September 30,
Path Logic	2016	2015	% Change	2016	2015	% Change
Requisitions received (cases)	14,741	15,713	(6.2%)	42,574	49,413	(13.8%)

Total testing revenue	$1,851	$2,029	(8.8%)	$5,789	$6,309	(8.2%)
Average revenue/requisition	$126	$129	(2.3%)	$136	$128	(6.3%)

Cost of revenue	$1,671	$1,697	(1.5%)	$5,289	$5,197	1.8%
Average cost /requisition	$113	$108	4.6%	$124	$105	18.1%